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                            SCHEDULE 14A INFORMATION
                                   (Rule 14a)
                    INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION
          Proxy Statement Pursuant to Section 14(a) of the Securities
                              Exchange Act of 1934

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:
[ ] Preliminary Proxy Statement      [ ] Confidential, for Use of the Commission
                                         Only (as permitted by Rule 14a-6(e)(2)

[X] Definitive Proxy Statement
[ ] Definitive Additional Materials
[ ] Soliciting Material pursuant to Section 240.14a-11(c) or Section 240.14a-12

                               Chemed Corporation
              ----------------------------------------------------
                (Name of Registrant as Specified in its Charter)

                               Chemed Corporation
              ----------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
[X] No fee required.
[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

    (1) Title of each class of securities to which transaction applies:________

    (2) Aggregate number of securities to which transaction applies:___________

    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):_____________

    (4) Proposed maximum aggregate value of transaction:_______________________

    (5) Total fee paid:________________________________________________________

[ ] Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    (1) Amount Previously Paid:________________________________________________

    (2) Form, Schedule or Registration Statement No.:__________________________

    (3) Filing Party:__________________________________________________________

    (4) Date Filed:____________________________________________________________


================================================================================

                                 [CHEMED LOGO]
                               CHEMED CORPORATION


                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                                  MAY 15, 2000


   The Annual Meeting of Stockholders of Chemed Corporation will be held at The Phoenix Club, 812 Race Street, Cincinnati, Ohio, on Monday, May 15, 2000, at 2 p.m. for the following purposes:

   (1) To elect directors;

   (2) To approve an amendment to Chemed Corporation's Certificate of Incorporation, as amended, authorizing the issuance of 700,000 shares of a new class of preferred stock;

   (3) To ratify the selection by the Board of Directors of independent accountants; and

   (4) To transact such other business as may properly be brought before the meeting.

   Stockholders of record at the close of business on March 17, 2000, are entitled to notice of, and to vote at, the meeting.

   IF YOU DO NOT PLAN TO ATTEND THE MEETING, PLEASE COMPLETE, DATE AND SIGN THE ENCLOSED PROXY AND RETURN IT IN THE ENVELOPE PROVIDED AT YOUR EARLIEST CONVENIENCE. NO POSTAGE IS REQUIRED IF IT IS MAILED IN THE UNITED STATES.


                                                   Naomi C. Dallob
                                                      Secretary


March 30, 2000

                                 [CHEMED LOGO]


                                 PROXY STATEMENT

   This Proxy Statement is furnished in connection with the solicitation by the Board of Directors of Chemed Corporation (hereinafter called the "Company" or "Chemed") of proxies to be used at the Annual Meeting of Stockholders ("Annual Meeting") of the Company to be held on May 15, 2000, and any adjournments thereof. The Company's mailing address is 2600 Chemed Center, 255 East Fifth Street, Cincinnati, Ohio 45202. The approximate date on which this Proxy Statement and the enclosed proxy are being sent to stockholders is March 30, 2000. Each valid proxy received in time will be voted at the meeting and, if a choice is specified on the proxy, the shares represented thereby will be voted accordingly. The proxy may be revoked by the stockholder at any time before the meeting by providing notice to the Secretary.

   Only stockholders of record as of the close of business on March 17, 2000, will be entitled to vote at the Annual Meeting or any adjournments thereof. On such date, the Company had outstanding 10,236,277 shares of capital stock, par value $1 per share ("Capital Stock"), entitled to one vote per share.

                              ELECTION OF DIRECTORS

   Sixteen directors are to be elected at the Annual Meeting to serve until the following annual meeting of stockholders and until their successors are duly elected and qualified. Set forth below are the names of the persons to be nominated by the Board of Directors, together with a description of each person's principal occupation during the past five years and other pertinent information.

   Unless authority is withheld or names are stricken, it is intended that the shares covered by each proxy will be voted for the nominees listed. Votes that are withheld will be excluded entirely from the vote and will have no effect. The Company anticipates that all nominees listed in this Proxy Statement will be candidates when the election is held. However, if for any reason any nominee is not a candidate at that time, proxies will be voted for any substitute nominee designated by the Board of Directors (except where a proxy withholds authority with respect to the election of directors). The affirmative vote of a plurality of the votes cast will be necessary to elect each of the nominees for director.

                                    NOMINEES

EDWARD L. HUTTON           Mr. Hutton is Chairman and Chief Executive Officer of
Director since 1970        the Company and has held these positions since
Age: 80                    November 1993. Previously, from 1970 to November
                           1993, he served the Company as President and Chief
                           Executive Officer. Mr. Hutton is also the Chairman of
                           Omnicare, Inc., Cincinnati, Ohio (healthcare products and services), a public corporation in which the Company holds a .5-percent-ownership interest
                           (hereinafter "Omnicare"). Mr. Hutton is a director of Omnicare. Mr. Hutton is the father of Thomas C.
                           Hutton, a Vice President and a director of the Company.


KEVIN J. MCNAMARA          Mr. McNamara is President of the Company and has held
Director since 1987        this position since August 1994. Previously, he
Age: 46                    served as Executive Vice President, Secretary and
                           General Counsel from November 1993, August 1986 and
                           August 1986, respectively, to August 1994. He is a director of Omnicare.

RICK L. ARQUILLA           Mr. Arquilla is President and Chief Operating Officer
Director since May 1999    of Roto-Rooter Services Company, an indirectly wholly
Age: 46                    owned subsidiary of the Company, and has held this
                           position since January 1999. Previously, he served as a Senior Vice President of Roto-Rooter Services
                           Company, from May 1997 to January 1999. From May 1989 to May 1997, he served as Vice President of Roto-
                           Rooter Services Company.

JAMES H. DEVLIN            Mr. Devlin is a Vice President of the Company and has
Director from May 1991     held this position since December 1992. From December
to May 1992 and since      1992 to September 1997, he also served as Group
February 1993              Executive of the Company's then-wholly owned Omnia
Age: 53                    Group.

CHARLES H. ERHART, JR.     Mr. Erhart retired as President of W. R. Grace and
Director since 1970        Co. (hereinafter "Grace"), Columbia, Maryland
Age: 74                    (international specialty chemicals, construction and
                           packaging) in August 1990, having held that position since July 1989. Previously, he was Chairman of the Executive Committee of Grace and held that position from November 1986 to July 1989. He is a director of Omnicare.

JOEL F. GEMUNDER           Mr. Gemunder is President of Omnicare and has held
Director since 1977        this position since May 1981. He is also a director
Age: 60                    of Omnicare and Ultratech Stepper, Inc.

PATRICK P. GRACE           Mr. Grace is Executive Vice President of Kingdom
Director since 1996        Group, LLC, New York, New York (a provider of turnkey
Age: 44                    compressed natural gas fueling systems) and has held
                           this position since August 1999. He is also President of MLP Capital, Inc. (a managing partner of several real estate and mining ventures in the southwestern
                           United States). From December 1997 to January 31,
                           1999, Mr. Grace was also Chief Financial Officer of
                           Compucook, Inc., Westport, Connecticut (interactive marketing). From February 1991 to October 1995, he was President of Grace Logistics Services, Inc.,
                           Greenville, South Carolina (a full-service provider of logistical support), a subsidiary of Grace.

THOMAS C. HUTTON           Mr. Hutton is a Vice President of the Company and has
Director since 1985        held this position since February 1988. Mr. Hutton is
Age: 49                    a director of Omnicare. He is a son of Edward L.
                           Hutton, the Chairman and Chief Executive Officer and a director of the Company.

WALTER L. KREBS            Mr. Krebs retired as Senior Vice President-Finance,
Director from May 1989     Chief Financial Officer and Treasurer of Service
to April 1991 and since    America Systems, Inc., a wholly owned subsidiary of
May 1995                   the Company ("Service America"), in July 1999, having
Age: 67                    held that position since October 1997. Previously, he
                           was a Director Financial Services of DiverseyLever,
                           Inc. (formerly known as Diversey Corporation),
                           Detroit, Michigan (specialty chemicals) ("Diversey") from April 1991 to April 1996. Previously, from
                           January 1990 to April 1991, he was a Senior Vice
                           President and the Chief Financial Officer of the Company's then-wholly- owned subsidiary, DuBois
                           Chemicals, Inc. ("DuBois").

SANDRA E. LANEY            Ms. Laney is Senior Vice President and the Chief
Director since 1986        Administrative Officer of the Company and has held
Age: 56                    these positions since November 1993 and May 1991,
                           respectively. She is a director of Omnicare.

SPENCER S. LEE             Mr. Lee is Chairman and Chief Executive Officer of
Director since May 1999    Roto-Rooter Inc., a wholly owned subsidiary of the
Age:44                     Company ("Roto-Rooter"), and has held this position
                           since January 1999. Previously, he served as a Senior
                           Vice President of Roto-Rooter Services Company from
                           May 1997 to January 1999. From February 1985 to May
                           1997, he served as Vice President of Roto-Rooter
                           Services Company.

JOHN M. MOUNT              Mr. Mount is a Vice President of the Company and has
Director from May 1986     held this position since November 1997. He is also
to April 1991 and          President and Chief Executive Officer of Service
since February 1994        America and has held these positions since October
Age: 58                    1997. Previously, he was a Principal of Lynch-Mount
                           Associates, Cincinnati, Ohio (management consulting), from November 1993 to October 1997. From April 1991 to November 1993, Mr. Mount was Senior Vice President of Diversey and President of Diversey's DuBois
                           Industrial division. Previously, from May 1989 to
                           April 1991, Mr. Mount was an Executive Vice President of the Company and President of DuBois. He held the latter position from September 1986 to April 1991.

TIMOTHY S. O'TOOLE         Mr. O'Toole is an Executive Vice President and the
Director since             Treasurer of the Company and has held these positions
August 1991                since May 1992. He is also the Chairman and Chief
Age: 44                    Executive Officer of Patient Care, Inc., a wholly
                           owned subsidiary of the Company. He is a director of Vitas Healthcare Corporation.

DONALD E. SAUNDERS         Mr. Saunders is President of DuBois, a division of
Director from May 1981     DiverseyLever, Inc., and has held this position since
to May 1982, May 1983      November 1993. From April 1991 to October 1993, he
to May 1987 and            was Executive Vice President of Diversey and from
since May 1998             January 1991 to March 1991, he was Executive Vice
Age: 56                    President of DuBois.

PAUL C. VOET               Mr. Voet is an Executive Vice President of the
Director since 1980        Company and has held this position since May 1991.
Age: 53                    From January 1992 to September 1997, he also served
                           as President and Chief Executive Officer of the Company's then majority-owned subsidiary, National
                           Sanitary Supply Company.

GEORGE J. WALSH III        Mr. Walsh is a co-managing partner with the law firm
Director since             of Gould & Wilkie, L.L.P. of partner, New York, New
November 1995              York, and has held this position since January 1979.
Age: 54


DIRECTORS EMERITI

   In May 1983, the Board of Directors adopted a policy of conferring the honorary designation of Director Emeritus upon former directors who have made valuable contributions to the Company and whose continued advice is believed to be of value to the Board of Directors. Under this policy, each Director Emeritus is furnished with a copy of all agendas and other materials furnished to members of the Board of Directors generally and is invited to attend all meetings of the Board; however, a Director Emeritus is not entitled to vote on any matters presented to the Board. In 1994, Neal Gilliatt, who served as a director of the Company from 1970 to 1994, was designated a Director Emeritus. A Director Emeritus is paid an annual fee of $6,262, and for each meeting attended, a Director Emeritus is paid $220.

   It is anticipated that at the annual meeting of the Board of Directors, Mr. Gilliatt will again be designated as a Director Emeritus.

COMPENSATION OF DIRECTORS

   Throughout 1999, each member of the Board of Directors who was not a regular employee of the Company was paid an annual fee of $12,700 and a fee of $2,100 for each meeting attended. Each member of the Audit Committee of the Board (other than its chairman) was paid an additional annual fee of $1,600, and each member of the Compensation/Incentive Committee of the Board (other than its chairman) was paid an additional annual fee of $3,200. A Committee member was paid $800 for each meeting of a Committee he attended unless the Committee met on the same day as the Board of Directors met, in which event, the Committee member was paid $400 for his attendance at the Committee meeting.

   The chairman of each Committee of the Board of Directors was paid an annual fee in addition to the attendance fees referred to above. The chairman of the Audit Committee was paid at the rate of $5,350 per annum, and the chairman of the Compensation/Incentive Committee was paid at the rate of $5,136 per annum. In addition, each member of the Board of Directors and of a Committee was reimbursed for his reasonable travel expenses incurred in connection with such meetings.

   In addition, in May 1999 each member of the Board of Directors (other than those serving on the Compensation/Incentive Committee), was granted an unrestricted stock award covering 100 shares of Capital Stock under the Company's 1993 Stock Incentive Plan. Those directors who are members of the Compensation/Incentive Committee were paid the cash equivalent of the 100-share stock award or $3,263.

   The Company has a deferred compensation plan for nonemployee directors under which certain directors who are not regular employees of the Company or of a wholly owned subsidiary of the Company participate. Under the plan, which is not a tax-qualified plan, an account is established for each participant to which amounts are credited quarterly at the rate of $4,000 per annum. Amounts credited to these accounts are used to purchase shares of Capital Stock, and all dividends received on such shares are reinvested in such Capital Stock. Each participant is entitled to receive the balance in his account within 90 days following the date he ceases to serve as a director.

COMMITTEES AND MEETINGS OF THE BOARD

   The Company has the following Committees of the Board of Directors: Audit Committee and Compensation/ Incentive Committee. It does not have a nominating committee of the Board of Directors.

   The Audit Committee (a) recommends to the Board of Directors a firm of independent accountants to audit the Company and its consolidated subsidiaries,
(b) reviews and reports to the Board of Directors on the Company's annual financial statements and the independent accountants' report on such financial statements and (c) meets with the Company's senior financial officers, internal auditors and independent accountants to review audit plans and work and other matters regarding the Company's accounting, financial reporting and internal control systems. The Audit Committee consists of Messrs. Erhart, Grace and Saunders. The Audit Committee met on two occasions during 1999.

   The Compensation/Incentive Committee makes recommendations to the Board of Directors concerning (a) salary and incentive compensation payable to officers and certain other key employees of the Company, (b) establishment of incentive compensation plans and programs generally, (c) adoption and administration of certain employee benefit plans and programs and (d) additional year-end contributions by the Company under the Chemed/Roto-Rooter Savings and Retirement Plan ("Retirement Plan"). In addition, the Compensation/Incentive Committee administers the Company's (a) eight Stock Incentive Plans, 1999 Long-Term Employee Incentive Plan and its 1983 Incentive Stock Option Plan and (b) grants of stock options and stock awards to key employees of the Company. The Compensation/Incentive Committee consists of Messrs. Erhart, Grace and Walsh. The Compensation/Incentive Committee met on four occasions during 1999.

   During 1999 there were six meetings of the Board of Directors, and each director attended at least 75 percent of the aggregate of (a) the total number of meetings held by the Board of Directors and (b) the total number of meetings held by all Committees of the Board of Directors on which he served that were held during the period for which he was a director or member of any such Committee.

                             EXECUTIVE COMPENSATION

REPORT OF THE COMPENSATION/INCENTIVE COMMITTEE ON EXECUTIVE COMPENSATION

   The Company believes that executive compensation must align executive officers' interests with those of the Company's stockholders and that such interests are served by having compensation directly and materially linked to financial and operating performance criteria which, when successfully achieved, will enhance stockholder value.

   The Company attempts to achieve this objective with an executive compensation package for its senior executives which combines base salary, annual cash incentive compensation, and long-term incentive compensation in the form of stock options and restricted stock awards along with various benefit plans, including pension plans, savings plans and medical benefits generally available to the employees of the Company.

   The executive compensation program is administered by the Compensation/Incentive Committee of the Board of Directors. The membership of the Compensation/Incentive Committee is composed of three outside directors (i.e., nonemployees of the Company). The Compensation/Incentive Committee is responsible for the review, approval and recommendation to the Board of Directors of matters concerning base salary and annual cash incentive compensation for key executives of the Company. The recommendations of the Compensation/Incentive Committee on such matters must be approved by the full Board of Directors. The Compensation/Incentive Committee also administers the Company's stock incentive plans under which it reviews and approves grants of stock options and restricted stock awards.

   The Compensation/Incentive Committee may use its discretion to set executive compensation where, in its judgment, external, internal or individual circumstances warrant.

   Following is a discussion of the components of the executive officer compensation program.

   In determining base salary levels for the Company's executive officers, the Compensation/Incentive Committee takes into account the magnitude of responsibility of the position, individual experience and performance and specific issues particular to the Company. In general, base salaries are set at levels believed by this Compensation/Incentive Committee to be sufficient to attract and retain qualified executives when considered along with the other components of the Company's compensation structure.

   The Compensation/Incentive Committee believes that a significant portion of total cash compensation should be linked to annual performance criteria. Consequently, the purpose of annual incentive compensation for senior executives and key managers is to provide a direct financial incentive in the form of an annual cash bonus to those executives who achieve their business units' and the Company's annual goals. Operational and financial goals are established at the beginning of each fiscal year and generally take into account such measures of performance as sales and earnings growth, profitability, cash flow and return on investment. Other nonfinancial measures of performance relate to organizational development, product or service expansion and strategic positioning of the Company's assets.

   Individual performance is also taken into account in determining individual bonuses. It is the Company's belief that bonuses as a percentage of a senior executive's salary should be sufficiently high to provide a major incentive for achieving annual performance targets. Bonuses for senior executives of the Company generally range from 25 percent to 100 percent of base salary.

   The stock option and restricted stock program forms the basis of the Company's incentive plans for executive officers and key managers. The objective of these plans is to align executive and long-term-stockholder interests by creating a strong and direct link between executive pay and stockholder return.

   Stock options and restricted stock awards are granted annually and are generally regarded as the primary incentive for long-term performance as they are granted at fair market value and have vesting restrictions ranging from three- to seven-year periods. The Committee considers each grantee's current option and award holdings in making grants. Both the amounts of restricted stock awards and proportion of stock options increase as a function of higher salary and position of responsibility within the Company.

   The Compensation/Incentive Committee has considered, and is continuing to review, the qualifying compensation regulations issued by the Internal Revenue Service in December 1993. Generally, the Committee structures compensation arrangements to achieve deductibility under the tax regulations, except where the benefit of such deductibility is outweighed by the need for flexibility or the attainment of other corporate objectives.

   The base salary of Mr. E. L. Hutton, Chairman and Chief Executive Officer of the Company, for 1999 was $590,000, which was the same amount as his base amount for 1998. His bonus in respect of 1999 services was $582,165. Mr. Hutton received a grant of restricted stock awards in 1999, which anticipates no additional grants in 2000 and 2001. These awards had a value of $2,137,125 and are restricted over a seven-year period. He was also granted 55,000 stock options. Factors considered in establishing the compensation levels in 1999 for Mr. Hutton were the Company's increase in income from continuing operations, excluding capital gains, of 34.4 percent and the Company's increase in earnings per share, excluding capital gains, of 29.0 percent. The Compensation/Incentive Committee believes that Mr. Hutton's base salary, cash bonus and restricted stock awards and stock options granted to Mr. Hutton are consistent with his performance as measured by these factors and the other criteria discussed above.

         Compensation/Incentive Committee
         -----------------------------------------------
         Charles H. Erhart, Jr., Chairman
         Patrick P. Grace
         George J. Walsh III

SUMMARY COMPENSATION TABLE

   The following table shows the compensation paid to the Chief Executive Officer and the four most highly compensated executive officers of the Company for the past three years for all services rendered in all capacities to the Company and its subsidiaries:

                           SUMMARY COMPENSATION TABLE

                                                                                        LONG-TERM
                                            ANNUAL COMPENSATION                    COMPENSATION AWARDS
                                      -------------------------------        -------------------------------
                                                                                                 SECURITIES
                                                                                CHEMED           UNDERLYING
NAME AND                                                                      RESTRICTED           CHEMED             ALL OTHER
PRINCIPAL                                                     BONUS              STOCK              STOCK           COMPENSATION
POSITION                  YEAR         SALARY ($)              ($)           AWARDS ($)(1)       OPTIONS (#)             ($)
------------------------------------------------------------------------------------------------------------------------------------
E. L. Hutton              1999          $590,000           $  582,165        $2,137,125             55,000           $134,815 (2)
Chairman and              1998           590,000              582,165           208,500             23,000            174,499
CEO                       1997           590,000            1,239,165           156,375             25,000            473,518

K. J. McNamara            1999           325,200              196,553           781,875             50,000             80,346 (3)
President                 1998           325,200              196,579            33,000             14,000             98,766
                          1997           292,259              496,600            24,750             16,000            237,781

P. C. Voet                1999           306,000               36,782           208,500              2,000             75,368 (4)
Executive                 1998           306,000               57,829            50,000              2,000             71,105
Vice President            1997           296,375              346,867            17,531              3,000            222,251

T. S. O'Toole             1999           202,500               74,573           443,063             42,000             50,623 (5)
Executive                 1998           202,500               74,586            20,000             10,500             73,602
Vice President            1997           178,559              270,000            15,000             11,500            135,855
and Treasurer

S. E. Laney               1999           200,000              187,173           443,063             42,000             54,632 (6)
Senior Vice               1998           200,000              187,194            20,000             10,500             54,961
President                 1997           179,041              374,211            15,000             11,500            177,811
and Chief
Administrative
Officer

(1) The number and value of the aggregate restricted shares of Capital Stock held by the named executives at December 31, 1999 were as follows: E. L. Hutton - 27,015 shares, $773,304; K. J. McNamara - 8,693 shares, $248,837;
    P. C. Voet - 2,725 shares, $78,003; T. S. O'Toole - 6,147 shares, $175,958;
    and S. E. Laney - 6,147 shares, $175,957. The stock awards granted with respect to 1997 were unrestricted. The restricted shares with respect to 1998 vest in varying percentages over a three-year period. The restricted shares with respect to 1999 reflect a one time grant for 1999, 2000 and 2001 and vest in varying percentages over a seven-year period. Recipients receive dividends on the awarded shares and are entitled to vote them, whether or not vested.

(2) Includes the following amounts: $127,858 allocated to Mr. Hutton's account under the Company's Retirement Plan and Employee Stock Ownership Plans ("ESOP") with respect to 1999; a $3,744 premium payment for term life insurance; and $3,213 in the form of an unrestricted stock award of 100 shares of Capital Stock.

(3) Includes the following amounts: $53,319 allocated to Mr. McNamara's account under the Retirement Plan and ESOP with respect to 1999; a $4,167 premium payment for term life insurance; $19,647, which is the value of premium payments made by the Company for the benefit of Mr. McNamara under a split dollar life insurance policy, which provides for the refund of premiums to the Company upon termination of the policy ("Split Dollar Policy"); and $3,213 in the form of an unrestricted stock award of 100 shares of Capital Stock.

(4) Includes the following amounts: $52,740 allocated to Mr. Voet's account under the Retirement Plan and ESOP with respect to 1999; a $4,543 premium payment for term life insurance; $14,962, which is the value of premium payments made by the Company for the benefit of Mr. Voet under a Split Dollar Policy; and $3,213 in the form of an unrestricted stock award of 100 shares of Capital Stock.

(5) Includes the following amounts: $31,671 allocated to Mr. O'Toole's account under the Retirement Plan and ESOP with respect to 1999; a $4,217 premium payment for term life insurance; $11,522, which is the value of premium payments made by the Company for the benefit of Mr. O'Toole under a Split Dollar Policy; and $3,213 in the form of an unrestricted stock award of 100 shares of Capital Stock.

(6) Includes the following amounts: $33,838 allocated to Ms. Laney's account under the Retirement Plan and ESOP with respect to 1999; a $4,167 premium payment for term life insurance; $13,414, which is the value of premium payments made by the Company for the benefit of Ms. Laney under a Split Dollar Policy; and $3,213 in the form of an unrestricted stock award of 100 shares of Capital Stock.

STOCK OPTIONS

   The table below shows information concerning Chemed stock options granted in 1999 to the named executives in the Summary Compensation Table.

                       CHEMED STOCK OPTION GRANTS IN 1999

                                                                                                         POTENTIAL REALIZABLE
                                                                                                                 VALUE
                                                                                                           AT ASSUMED ANNUAL
                                                                                                            RATES OF STOCK
                                                                                                          PRICE APPRECIATION
                                          INDIVIDUAL GRANTS                                                 FOR OPTION TERM
---------------------------------------------------------------------------------------------       --------------------------------
                                                % OF
                            NUMBER OF           TOTAL
                           SECURITIES          OPTIONS
                           UNDERLYING          GRANTED
                             OPTIONS             TO              EXERCISE
                             GRANTED          EMPLOYEES            PRICE           EXPIRATION
    NAME                     (#)(1)            IN 1999           ($/SHARE)            DATE             5% ($)            10% ($)
------------------------------------------------------------------------------------------------------------------------------------
E. L. Hutton                 55,000             15.8%             $32.19            5/17/09          $1,113,426       $2,821,641

K. J. McNamara               50,000             14.4               32.19            5/17/09           1,012,206        2,565,128

P. C. Voet                    2,000               .6               32.19            5/17/09              40,488          102,605

T. S. O'Toole                42,000             12.1               32.19            5/17/09             850,253        2,154,708

S. E. Laney                  42,000             12.1               32.19            5/17/09             850,253        2,154,708

(1) These options, which were granted on May 17, 1999, provide for the purchase price of option shares equal to the fair market value of Capital Stock on that date; are transferable by will, by the laws of descent and distribution, pursuant to a qualified domestic relations order or to certain family members, if permitted under SEC Rule 16b-3 or any successor rule thereto; and become exercisable in four equal annual installments beginning on November 17, 1999.


   The table below shows information concerning the year-end number and value of unexercised Chemed stock options held by the executive officers named in the Summary Compensation Table. No stock options were exercised during 1999.

                  NUMBER AND VALUE OF UNEXERCISED STOCK OPTIONS

                       NUMBER OF SECURITIES            VALUE OF UNEXERCISED
                      UNDERLYING UNEXERCISED           IN-THE-MONEY OPTIONS
                     OPTIONS AT 12/31/99 (#)              AT 12/31/99 ($)
                 ------------------------------   ------------------------------
  NAME            EXERCISABLE    UNEXERCISABLE     EXERCISABLE    UNEXERCISABLE
--------------------------------------------------------------------------------
E. L. Hutton       119,000           59,000             $-0-            $-0-

K. J. McNamara      66,500           48,500              -0-             -0-

P. C. Voet           8,750            3,250              -0-             -0-

T. S. O'Toole       49,625           39,625              -0-             -0-

S. E. Laney         64,375           39,625              -0-             -0-

EMPLOYMENT AGREEMENTS

   The Company has entered into employment agreements with Messrs. E. L. Hutton, McNamara, Voet and O'Toole and Ms. Laney. Mr. Hutton's employment agreement provides for his continued employment as Chairman and Chief Executive Officer of the Company through May 3, 2001, subject to earlier termination under certain circumstances, at a base salary of $590,000 per annum or such higher amount as the Board of Directors may determine, as well as participation in incentive compensation plans, stock incentive plans and other benefit plans. In the event of termination without cause, the agreement provides that Mr. Hutton will receive severance payments equal to 150 percent of his then-current base salary, the amount of incentive compensation most recently paid or approved in respect of the previous year, and the fair market value of all stock awards which have vested during the 12 months prior to termination for the balance of the term of the agreement. Messrs. McNamara, Voet and O'Toole and Ms. Laney have employment agreements which provide for their continued employment as senior executives of the Company through May 3, 2004, May 3, 2002, May 3, 2004 and May 3, 2004, respectively, and are identical in all material respects to that of Mr. Hutton, except their respective agreements provide for a base salary of $325,200, $306,000, $202,500, and $200,000 per annum or such higher amounts as the Board of Directors may determine. In addition, each agreement for Messrs. Hutton, McNamara and Voet and Ms. Laney provides for the officer's nomination as a director of the Company. On November 9, 1998, Mr. Voet filed a lawsuit against the Company in Court of Common Pleas, Hamilton County, Ohio, in connection with the Company's sale of its majority-owned subsidiary, National Sanitary Supply Company, alleging that the Company breached his employment agreement due to a material reduction in his title, authority or responsibility. Mr. Voet is seeking a money judgment in the principal amount in excess of $6 million. The Company disputes these claims and believes that the disposition of this matter will not have a material effect on the financial position of the Company.

EXECUTIVE STOCK OWNERSHIP PLAN

   Pursuant to the Company's Executive Stock Ownership Plan, Messrs. E. L. Hutton, Arquilla, Devlin, T. C. Hutton, Lee, Mount and O'Toole and Ms. Laney, respectively, borrowed $540,009, $99,986, $184,002, $184,002, $183,997,
$183,997, $360,000 and $200,000 from the Company in order to purchase shares of the Capital Stock in the open market in November and December 1999. The following number of shares was purchased for the accounts of these officers:
E. L. Hutton, 19,771 shares; Arquilla, 3,375 shares; Devlin, 6,874 shares; T. C. Hutton, 6,873 shares; Mount, 6,873 shares; O'Toole, 13,498 shares; and Laney, 7,353 shares. These loans are secured by demand notes with the Company and have an annual interest rate of 5.88 percent, which was the short-term semi-annual Applicable Federal Rate as published by the Internal Revenue Service.

COMPARATIVE STOCK PERFORMANCE

   The graph below compares the yearly percentage change in the Company's cumulative total stockholder return on Capital Stock (as measured by dividing
(i) the sum of (A) the cumulative amount of dividends for the period December 31, 1994 to December 31, 1999, assuming dividend reinvestment, and (B) the difference between the Company's share price at December 31, 1994 and December 31, 1999; by (ii) the share price at December 31, 1994) with the cumulative total return, assuming reinvestment of dividends, of the (1) S & P 500 Stock Index and (2) Dow Jones Industrial Diversified Index.

                               CHEMED CORPORATION

                     CUMULATIVE TOTAL STOCKHOLDER RETURN FOR
                    FIVE-YEAR PERIOD ENDING DECEMBER 31, 1999


                                  [LINE GRAPH]


           DECEMBER 31 . . .       1994    1995    1996    1997    1998    1999
Chemed Corporation                100.00  123.54  122.51  146.99  126.31  115.94
S&P 500                           100.00  137.58  169.17  225.60  290.08  351.12
Dow Jones Industrial Diversified  100.00  130.95  169.43  222.09  255.49  277.63

                          SECURITY OWNERSHIP OF CERTAIN
                        BENEFICIAL OWNERS AND MANAGEMENT

   The following table sets forth information as of December 31, 1999 with respect to the only person who is known to be the beneficial owner of more than 5 percent of Capital Stock:

 NAME AND ADDRESS               AMOUNT AND NATURE OF                  PERCENT OF
OF BENEFICIAL OWNER             BENEFICIAL OWNERSHIP                    CLASS
--------------------------------------------------------------------------------
The Fifth Third Bank   797,249 shares; Trustee of the Company's          7.7%
Fifth Third Center     Retirement Plan, Employee Stock
Cincinnati, Ohio       Ownership Plans and Excess Benefit Plan (1)

(1) Shared voting power, 797,249 shares; shared dispositive power, 797,249 shares.


   The following table sets forth information as of December 31, 1999 with respect to Capital Stock beneficially owned by all nominees and directors of the Company, the executive officers named in the Summary Compensation Table and the Company's directors and executive officers as a group:

                                     AMOUNT AND NATURE              PERCENT OF
         NAME                    OF BENEFICIAL OWNERSHIP (1)         CLASS (2)
Edward L. Hutton                       60,954  Direct
                                      119,000  Option
                                        7,400  Trustee

Rick L. Arquilla                       11,627  Direct
                                       14,250  Option

James H. Devlin                        16,620  Direct
                                       17,750  Option

Charles H. Erhart, Jr.                  5,000  Direct

Joel F. Gemunder                        3,384  Direct
                                        5,000  Option
                                        3,486  Trustee

Patrick P. Grace                          300  Direct

Thomas C. Hutton                       46,726  Direct
                                       26,000  Option
                                        7,900  Trustee (3)

Walter L. Krebs                         4,180  Direct

Sandra E. Laney                        38,040  Direct
                                       64,375  Option
                                               Trustee (3)

Spencer S. Lee                          7,585  Direct
                                       15,250  Option

Kevin J. McNamara                      21,609  Direct
                                       66,500  Option
                                               Trustee (3)

                                   AMOUNT AND NATURE              PERCENT OF
         NAME                 OF BENEFICIAL OWNERSHIP (1)          CLASS (2)
John M. Mount                       19,318  Direct
                                     7,500  Option
                                       600  Trustee
Timothy S. O'Toole                  54,491  Direct
                                    49,625  Option
Donald E. Saunders                   1,350  Direct
Paul C. Voet                        31,032  Direct
                                     8,750  Option
                                            Trustee (3)
George J. Walsh III                  1,945  Direct
Directors and                      346,128  Direct                   3.3%
Executive Officers                 431,000  Option                   4.1%
as a Group                          75,519  Trustee (4)
(17 persons)

FOOTNOTES TO STOCK OWNERSHIP TABLE

(1) Includes securities beneficially owned (a) by the named persons or group members, their spouses and their minor children (including shares of Capital Stock allocated as of December 31, 1999, to the account of each named person or member of the group under the Company's Retirement Plan and under the Company's ESOP or, with respect to Mr. Gemunder, allocated to his account as of December 31, 1999 under the Omnicare Employees Savings and Investment
    Plan), (b) by trusts and custodianships for their benefit and (c) by trusts and other entities as to which the named person or group has or shares the power to direct voting or investment of securities. "Direct" refers to securities in categories (a) and (b) and "Trustee" to securities in category
    (c). Where securities would fall into both "Direct" and "Trustee" classifications, they are included under "Trustee" only. "Option" refers to shares which the named person or group has a right to acquire within 60 days from December 31, 1999. For purposes of determining the Percent of Class, all shares subject to stock options which were exercisable within 60 days from December 31, 1999 were assumed to have been issued.

(2) Percent of Class under 1.0 percent is not shown.

(3) Messrs. T. Hutton, McNamara and Voet and Ms. Laney are trustees of the Chemed Foundation which holds 63,173 shares of Capital Stock over which the trustees share both voting and investment power. This number is included in the total number of "Trustee" shares held by the Directors and Executive Officers as a Group but is not reflected in the respective holdings of the individual trustees.

(4) Shares over which more than one individual holds beneficial ownership have been counted only once in calculating the aggregate number of shares owned by Directors and Executive Officers as a Group.


SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

   Pursuant to Section 16(a) of the Securities Exchange Act of 1934 and the regulations thereunder, the Company's executive officers and directors and persons who own more than 10 percent of Capital Stock are required to file reports with respect to their ownership and changes in ownership of Capital Stock with the Securities and Exchange Commission ("SEC"). In addition, such persons are required to forward copies of such reports to the Company. Based on a review of the copies of such reports furnished to the Company and on the written representation of such non-reporting persons that, with respect to 1999, no reports on Form 5 were required to be filed with the SEC, the Company believes that, during the period January 1, 1999 through December 31, 1999, except for Mr. Krebs, who filed an amendment to his July Form 4 in October stating that he had overstated his holdings by 500 shares, the Company's executive officers and directors and greater-than-10-percent stockholders have complied with all Section 16(a) reporting requirements.

                         PROPOSAL TO AMEND THE COMPANY'S
                    CERTIFICATE OF INCORPORATION, AS AMENDED,
                      TO AUTHORIZE 700,000 SHARES OF A NEW
                            CLASS OF PREFERRED STOCK

   Article IV of the Company's Certificate of Incorporation, as amended (hereinafter "Certificate"), provides that the total number of shares of stock which the Company shall have authority to issue is Fifteen Million, par value one dollar. This Certificate does not currently authorize the issuance of preferred stock.

   The Board of Directors has adopted a resolution approving, and recommending to the Company's stockholders for their approval, an amendment to the Certificate, which would authorize the creation of 700,000 shares of Preferred Stock. The purpose of authorizing the Preferred Stock is to enable the Company to provide the participants in the Company's ESOP with the opportunity to participate in an exchange offer comparable to the Company's recent exchange offer to the stockholders for the Chemed Capital Trust Convertible Trust Preferred Securities ("Trust Securities"). After announcing a change in its dividend policy reducing future quarterly dividends from $.53 per share to $.10 per share, in December 1999, the Company offered existing stockholders the opportunity to exchange their shares of Capital Stock for shares of the Trust Securities, which have an annual distribution of $2.00 per security and which are convertible into shares of Capital Stock at the rate of 0.73 of a share of Capital Stock for each Trust Security. The participants in the ESOP were not eligible for this exchange offer because the Trust Securities do not qualify as "employer securities" under the provisions of the Internal Revenue Code. In order to allow the ESOP participants the same opportunity to participate in such an exchange offer, the Board of Directors proposes to issue a new class of Preferred Stock, shares of which would have one vote per share; qualify as "employer securities"; and have other provisions comparable to the Trust Securities. If all the shares of Capital Stock held in the ESOP were exchanged pursuant to such an exchange offer, approximately 700,000 shares of Preferred Stock would be issued. Any remaining authorized shares of Preferred Stock which were not issued pursuant to this exchange with the ESOP participants would be cancelled.

   If the proposed amendment to the Certificate is approved by the stockholders, the terms of the shares of Preferred Stock will be fixed by the Board of Directors at the time of its issuance, in accordance with Delaware law, with no further authorization by stockholders. Besides establishing that each share of Preferred Stock would have one vote per share, the Board of Directors would be authorized to determine, among other things, the dividend rate and preferences, the cumulative or non-cumulative nature of dividends, the redemption provisions, the sinking fund provisions and the conversion rights, the amounts payable and preferences in the event of the voluntary or involuntary liquidation of the Company. While such authorization generally enables the board of directors of a company to designate terms of such shares which can make more difficult or discourage an attempt to obtain control of the company by means of a merger, tender offer, proxy contest or other means, the Board of Directors of the Company will only designate terms for this class of Preferred Stock which are comparable to the terms of the Trust Securities and will only issue such shares in exchange for shares of Capital Stock held by the ESOP participants. In no circumstances would the Board of Directors designate terms for the shares of Preferred Stock, or issue such shares in transactions for the purposes of aiding management in defending against an unsolicited bid for control of the Company without seeking further authorization by stockholders.

   Since any exchange offer to the ESOP participants is dependent on the then-existing market conditions, the terms of Preferred Stock issued pursuant to such an exchange offer, other than the provision for one vote per share and their general comparability to the December 1999 exchange offer, cannot be stated or estimated at this time.

   In order to amend the Company's Certificate, the following resolution will be presented at the Annual Meeting:

            RESOLVED, THAT THE CERTIFICATE OF INCORPORATION, AS AMENDED, OF THE CORPORATION BE FURTHER AMENDED BY STRIKING ARTICLE IV THEREOF IN ITS ENTIRETY AND SUBSTITUTING IN LIEU THEREOF THE FOLLOWING NEW ARTICLE
            IV:

            "ARTICLE IV. THE TOTAL NUMBER OF SHARES OF STOCK WHICH THE CORPORATION SHALL HAVE AUTHORITY TO ISSUE IS FIFTEEN MILLION SEVEN HUNDRED THOUSAND (15,700,000), OF WHICH FIFTEEN MILLION (15,000,000) SHARES SHALL BE CAPITAL STOCK WITH A PAR VALUE OF ONE DOLLAR ($1.00) PER SHARE AMOUNTING IN THE AGGREGATE TO FIFTEEN MILLION DOLLARS ($15,000,000) AND SEVEN HUNDRED THOUSAND (700,000) SHARES SHALL BE PREFERRED STOCK WITHOUT PAR VALUE.

            "AUTHORITY IS HEREBY EXPRESSLY GRANTED TO AND VESTED IN THE BOARD OF DIRECTORS TO ISSUE THE PREFERRED STOCK IN ONE CLASS, WITH EACH SHARE OF PREFERRED STOCK HAVING ONE VOTE PER SHARE, AND, IN CONNECTION WITH THE CREATION OF SUCH CLASS, TO FIX BY RESOLUTION OR RESOLUTIONS PROVIDING FOR THE ISSUE OF SHARES THEREOF THE NUMBER OF SHARES TO BE INCLUDED IN SUCH CLASS; THE DIVIDEND RATE; THE REDEMPTION PRICE OR PRICES IF ANY; THE TERMS AND CONDITIONS OF THE REDEMPTION OF OR PURCHASE OF THE SHARES OF SUCH CLASS; THE TERMS AND CONDITIONS ON WHICH SUCH SHARES ARE CONVERTIBLE INTO CAPITAL STOCK OR ANY OTHER SECURITIES, IF THEY ARE CONVERTIBLE; AND ANY AND ALL OTHER DESIGNATIONS, PREFERENCES AND RELATIVE, PARTICIPATING, OPTIONAL, OR OTHER SPECIAL RIGHTS, AND QUALIFICATIONS, LIMITATIONS OR RESTRICTIONS THEREOF, OF SUCH CLASS, TO THE FULL EXTENT NOW OR HEREAFTER PERMITTED BY THE LAWS OF THE STATE OF DELAWARE."

   The affirmative vote of the holders of a majority of the Company's shares outstanding on the record date will be necessary for the adoption of the foregoing resolution. Abstentions and broker nonvotes will have the effect of votes against the resolution.

   THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE AMENDMENT TO THE COMPANY'S CERTIFICATE.

              RATIFICATION OF SELECTION OF INDEPENDENT ACCOUNTANTS

   The Board of Directors has selected the firm of PricewaterhouseCoopers LLP as independent accountants for the Company and its consolidated subsidiaries for the year 2000. This firm has acted as independent accountants for the Company and its consolidated subsidiaries since 1970. Although the submission of this matter to the stockholders is not required by law or by the By-Laws of the Company, the selection of PricewaterhouseCoopers LLP will be submitted for ratification at the Annual Meeting. The affirmative vote of a majority of the shares represented at the meeting, with abstentions having the effect of negative votes, will be necessary to ratify the selection of PricewaterhouseCoopers LLP as independent accountants for the Company and its consolidated subsidiaries for the year 2000. If the selection is not ratified at the meeting, the Board of Directors will reconsider its selection of independent accountants.

   THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR RATIFICATION.

   It is expected that a representative of PricewaterhouseCoopers LLP will be present at the Company's Annual Meeting. Such representative shall have the opportunity to make a statement if he so desires and shall be available to respond to appropriate questions raised at the meeting.

                              STOCKHOLDER PROPOSALS

   Any proposals by stockholders intended to be included in the proxy materials for presentation at the 2001 Annual Meeting of Stockholders must be in writing and received by the Secretary of the Company no later than December 1, 2000. Any proposals by stockholders intended to be presented at the 2001 Annual Meeting of Stockholders outside of the Company's proxy solicitation process shall be considered untimely if notice of such a proposal is not given to the Secretary of the Company by February 15, 2001. In the case of untimely notice, persons named in the proxies solicited by the Company for that meeting (or their substitutes) will be allowed to use their discretionary voting authority when the proposal is raised at the meeting without any discussion of the proposal in the Company's proxy statement for that meeting.

                                  OTHER MATTERS

   As of the date of this Proxy Statement, the management has not been notified of any stockholder proposals intended to be raised at the 2000 Annual Meeting outside of the Company's proxy solicitation process nor does management know of any other matters which will be presented for consideration at the Annual Meeting. However, if any other stockholder proposals or other business should come before the meeting, the persons named in the enclosed proxy (or their substitutes) will have discretionary authority to take such action as shall be in accordance with their best judgment.

                            EXPENSES OF SOLICITATION

   The expense of soliciting proxies in the accompanying form will be borne by the Company. The Company will request banks, brokers and other persons holding shares beneficially owned by others to send proxy materials to the beneficial owners and to secure their voting instructions, if any. The Company will reimburse such persons or institutions for their expenses in so doing. In addition to solicitation by mail, officers and regular employees of the Company may, without extra remuneration, solicit proxies personally, by telephone or by telegram from some stockholders if such proxies are not promptly received. The Company has also retained D. F. King & Co., Inc., a proxy soliciting firm, to assist in the solicitation of such proxies at a cost which is not expected to exceed $7,500 plus reasonable expenses. This Proxy Statement and the accompanying Notice of Meeting are sent by order of the Board of Directors.


                                           Naomi C. Dallob
                                              Secretary


March 30, 2000

                                     CHEMED

                               CHEMED CORPORATION



                               PLEASE DETACH HERE
-------------------------------------------------------------------------------

CHEMED CORPORATION
2600 CHEMED CENTER
255 EAST FIFTH STREET
CINCINNATI, OHIO 45202                                                    PROXY
--------------------------------------------------------------------------------

This proxy is solicited by the Board of Directors for the Annual Meeting of Stockholders, May 15, 2000.

The undersigned hereby appoints E. L. Hutton, K. J. McNamara and N. C. Dallob as Proxies, each with the power to appoint a substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side, all the shares of stock of Chemed Corporation held of record by the undersigned on March 17, 2000, at the Annual Meeting of Stockholders to be held on May 15, 2000, or at any adjournment thereof.






                       PLEASE MARK, SIGN, DATE AND RETURN
                PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.

                  (continued and to be signed on reverse side)

                                                   -----------------------------
                                                   COMPANY #
                                                   CONTROL #
                                                   -----------------------------



                                     CHEMED

                               CHEMED CORPORATION

There are two ways to vote your Proxy:

VOTE BY PHONE -- TOLL FREE -- 1-800-240-6326 -- QUICK *** EASY *** IMMEDIATE


       - Use any touch-tone telephone to vote your proxy 24 hours a day, 7 days a week, until 12:00, noon, Eastern Daylight Time, on May 12, 2000.

       - You will be prompted to enter your 3-digit Company Number and your 7-digit Control Number which are located above.

       -  Follow the simple instructions.


Your telephone vote authorizes the Named Proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope provided or return it to Norwest Bank Minnesota, N.A., c/o Shareowner Services(sm), P.O. Box 64873, St. Paul, MN 55164-0873.

            If you vote by Phone, please do not mail your Proxy Card
                             | Please detach here |
--------------------------------------------------------------------------------

                           (continued from other side)

1. Election of Directors (mark only one box):

01 Edward L. Hutton     05 Charles H. Erhart, Jr.   09 Walter L. Krebs    13 Timothy S. O'Toole   9 FOR all          9 WITHHOLD ALL
02 Kevin J. McNamara    06 Joel F. Gemunder         10 Sandra E. Laney    14 Donald E. Saunders     nominees           VOTING
03 Rick L. Arquilla     07 Patrick P. Grace         11 Spencer S. Lee     15 Paul C. Voet           listed unless      AUTHORITY for
04 James H. Devlin      08 Thomas C. Hutton         12 John M. Mount      16 George J. Walsh III    indicated below.   directors.

Instructions: To withhold authority to vote for any individual nominee(s), write the number(s) of the nominee(s) in the box provided at the right.

                                                                                              -------------------------------------

                                                                                              -------------------------------------

2.  Approving the amendment to Chemed Corporation's Certificate of Incorporation,             [ ] For    [ ] Against    [ ] Abstain
    as amended, authorizing the issuance of 700,000 shares of a new class of preferred stock.

3.  Ratifying the selection of independent accountants.                                       [ ] For    [ ] Against    [ ] Abstain

4. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.

IF NO CHOICE IS SPECIFIED, THIS PROXY WILL ABE VOTED FOR PROPOSALS (1), (2) AND
(3).

Address Change? Mark Box [ ]   Indicate changes below:

                                                                                        Dated ______________________________, 2000


                                                                                              -------------------------------------

                                                                                              -------------------------------------

                                                                                              Signature(s) in Box NOTE: Please sign
                                                                                              as name appears. Joint owners should
                                                                                              each sign. When signed on behalf of a
                                                                                              corporation, partnership, estate,
                                                                                              trust or other stockholder, state how
                                                                                              you are authorized to sign.